NEWS RELEASE
Release No. 118-10-16

Contact:
Mark Morrison (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 6:55 A.M. (EST) MONDAY, OCTOBER 31, 2016

LP Names Brad Southern Chief Operating Officer

NASHVILLE, Tenn. (Oct. 31, 2016) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced that the Board of Directors has appointed Executive Vice President Brad Southern to the newly created position of chief operating officer for the purpose of implementing its orderly management succession plan.

Southern will continue to oversee the oriented strand board (OSB) operations, a post he has held since 2014. General managers from the company’s siding and engineered wood products, as well as sales and marketing and manufacturing services will report to Southern, who in turn will report to CEO Curt Stevens.

“I’m very pleased to have Brad in this position as his experience will be invaluable as we continue to take advantage of an improving housing market,” Stevens said. “As the LP Board has done in the past, we are making sure we have qualified internal successors to assume leadership when the time comes.”

Southern joined LP in 1999 as controller for the specialty business. He held a number of increasingly complex operating roles and became general manager of the Siding business in 2004. He held that job until moving to OSB in 2014.

“Brad was the primary architect of the siding segment strategy that we put in place during the housing downturn,” Stevens said. “That strategy has played a large role in the phenomenal growth we have seen in siding. Since heading up OSB, he’s been instrumental in improving our operating performance there, too.”

Southern began his forest products career with MacMillan Bloedel as a forester, where he held a variety of jobs in forestry, strategic planning, finance, accounting and plant management. He has a B.S. and a master’s degree in Forest Resources, both from the University of Georgia.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.
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